Exhibit 99.2

May 22, 2009

INDICATIVE TERM SHEET

FOR DISCUSSION PURPOSES ONLY

This Indicative Term Sheet (the “Term Sheet”) sets out a summary of proposed terms in connection with a proposed amendment and restatement to the Credit Agreement dated as of June 9, 2006 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Credit Agreement”) by and among Select Comfort Corporation (“Borrower”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), Bank of America, N.A., as Syndication Agent, and the financial institutions party thereto (the “Lenders”).  Unless otherwise defined herein, terms defined in the Credit Agreement have the same meanings when used herein.

This Term Sheet is in draft form, is non-binding and is for discussion purposes only.  Nothing contained herein shall be deemed a waiver or modification of any rights of the Administrative Agent or Lenders under the existing credit facility or of any term or provision thereof, nor an admission against interest by the Administrative Agent or Lenders in any respect.

The Term Sheet does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Facility.  The terms and conditions set forth in the Credit Agreement would continue to be applicable to the Facility in substantially the same form except where noted below.  Any commitment of the Administrative Agent and the other Lenders would be subject to credit approval and negotiation and execution of definitive loan documents in form and substance satisfactory to the Administrative Agent, the Lenders and their respective counsel.

FACILITY

Borrower:	Select Comfort Corporation

Administrative Agent:	JPMorgan Chase Bank, National Association

Facilities:

The existing revolving credit facility will be restructured as follows. On the Closing Date, $40,000,000 of the outstanding revolving loans will be converted into a term loan (the “Term Loan”), and the existing revolving credit facility shall become (and rolled into at Closing) a new revolving credit facility (the “Revolving Credit Facility”) with an aggregate commitment amount of $30,000,000. Up to $7,500,000 of the Revolving Credit Facility shall be available for the issuance of letters of credit. The full amount of the revolving Credit Facility commitment not utilized for the issuance of outstanding letters of credit may be funded at close.

Term Loan Amortization:	Fiscal 2009 - no amortization (interest only)
Fiscal 2010, 2011 and 2012 — annual amortization equal to 1% of the original outstanding principal amount of the Term Loan, with principal payments due on the last day of each calendar quarter.

Maturity:	Final maturity of each Facility shall be December 31, 2012.

PRICING

Pricing:

The applicable base rate margin will be equal to 3.00% and the applicable LIBOR margin will be equal to 4.00%, with a 2.75% floor for LIBOR. Borrower will be permitted to select 30, 60 and 90 day LIBOR periods.

FEES

Commitment Fee:	The Borrower shall pay a commitment fee calculated at the rate of 0.50% per annum on the average daily unused amount of the Revolving Credit Facility, payable quarterly in arrears.

Closing Fee:	$700,000 (1.0% of the aggregate Term Loan and Revolving Credit Facility commitments)

Fee Letter:

Annual administrative agent’s fee (not to exceed agent’s fee currently paid in connection with the Credit Agreement) and arrangement fee payable to the Administrative Agent and its affiliates, as set forth in a separate fee letter to be executed by the Administrative Agent, its affiliates and the Borrower.

CASH ISSUES

Springing Cash Dominion:

All material deposit accounts (subject to customary carve-outs for payroll, employee benefit and local petty cash accounts) and investment accounts will be subject to customary account control agreements to perfect the Administrative Agent’s lien in such accounts. All such accounts shall be held with the Administrative Agent or one of the Lenders.

MANDATORY AND VOLUNTARY PREPAYMENTS

Mandatory Prepayments:

The Credit Agreement will contain mandatory prepayment provisions in an amount equal to (a) 100% of the net proceeds of asset dispositions, insurance and condemnation proceeds, subject in each case, to customary thresholds and reinvestment provisions, (b) 100% of the net proceeds of subsequent capital contributions (including Equity Cure payments), subject to customary thresholds (including the ability to use a TBD percentage of such equity proceeds for working capital), (c) 50% of the amount of tax refunds and other extraordinary receipts and (d) 50% of the Borrower’s annual consolidated excess cash flow, with the definition thereof to be determined. Any mandatory prepayments with respect to the foregoing clauses (a) through (c) will be due and payable within 15 days of the Borrower’s receipt of the applicable net proceeds, provided, that any prepayment arising from the receipt of tax refunds for tax year

2009 (payable in 2010) shall be due on September 30, 2010. Excess cash flow mandatory prepayments will be due and payable on an annual basis within 15 days after the date on which the Borrower is required to deliver its annual audited financial statements for the preceding fiscal year, with the first such payment (for fiscal year 2010 excess cash flow) to be due on April 15, 2011. Application of these prepayments shall be in the inverse order of maturity. Notwithstanding the foregoing, the Borrower will not be required to prepay the loans from the proceeds of certain extraordinary receipts to be specified.

Voluntary Prepayments and Commitment Reductions:	Borrower may prepay either the Term Loan or the Revolving Loans, and reduce the commitments for the Revolving Credit Facility, in whole or in part, at any time without penalty or premium of any kind.

CONDITIONS PRECEDENT; OTHER MODIFICATIONS

Conditions:

The effectiveness of the Amended and Restated Credit Agreement will be conditioned upon usual and customary closing conditions, all in form and substance acceptable to the Administrative Agent and the Required Lenders.

Financial Covenants:	The Facility will include the following financial covenants: minimum EBITDA, maximum leverage and capital expenditures, and minimum liquidity as set forth below.

The Borrower shall submit a quarterly Compliance Certificate and comply with the following tests:

Minimum TTM EBITDA (Measured Quarterly)

Measured quarterly beginning at the end of the 1st quarter of Fiscal 2010 and determined on a TTM basis (except that, with respect to any such test period that would include periods prior to or including the Closing Date on a TTM basis, such test shall instead be determined based upon EBITDA for the period beginning on the first day of the first calendar month following the Closing Date and ending on the last day of such applicable test period), with the applicable covenant test levels set at a 40% cushion to the model in Fiscal 2010, a 25% cushion to the model in Fiscal 2011 and a 20% cushion to the model in Fiscal 2012, respectively. Notwithstanding the foregoing, if Maximum Leverage as of the last day of any measurement period is less than 2.00x, the minimum EBITDA covenant shall not be required to be measured for such measurement period.

Maximum Leverage (Measured Quarterly)

	1st Quarter 2011	< 4.50x
	2nd Quarter 2011	< 4.00x

	3rd Quarter 2011	< 3.50x
	4th Quarter 2011	< 3.50x
	1st Quarter 2012	< 3.00x
	2nd Quarter 2012	< 3.00x
	3rd Quarter 2012	< 3.00x
	4th Quarter 2012	< 3.00x

Capital Expenditures (Reported Quarterly — Measured Annually)

2009: $ 9,000,000
2010: $20,000,000
2011: $20,000,000
2012: $20,000,000

Borrower will be permitted to carry-forward the unused portion of Capital Expenditures to the following year.

Minimum Liquidity (Unused Line Availability + Cash on Hand) — Tested Monthly

2011: $ 5,000,000
2012: $10,000,000

Financial Reporting Deadlines:

Delivery of monthly reporting package within 30 days after the end of each month, quarterly reporting package within 45 days after the end of each quarter and annual audited reporting package within 90 days after the end of each fiscal year, provided, that, to the extent no Event of Default shall have occurred and be continuing as of January 1, 2011, the requirement to deliver monthly reporting packages shall thereafter terminate.

OTHER PROVISIONS

Waiver of all Historic Events of Default:

On the Closing Date, the Agent and the Lenders will waive all past and present Events of Default. In addition, the Agent and the Lenders will consent to the Change of Control arising from the contemplated equity contribution.

Equity Cure:

A new Equity Cure provision will be included in the Credit Agreement pursuant to which additional capital can be contributed to cure any financial covenant defaults with the majority of the equity cure dollars to be applied to repayment of the Term Loan, and at the Borrower’s option, the remaining portion can be used for working capital purposes. Notwithstanding the foregoing, the full amount of equity contributed will be a direct add-on to EBITDA.

Management Fee:

Credit Agreement will permit the payment of a Management Fee to the controlling shareholder of $500,000 per year which fee can be paid absent an Event of Default or if none would occur after giving effect to such payment (with any such fees not paid as a result of the existence or pro forma existence of any Event of Default permitted to be paid following the cure or waiver of such Event of Default(s)).

Representations, Warranties and Covenants:	Credit Agreement will contain customary representations, warranties and covenants with applicable materiality qualifiers and baskets and carve outs.

Definition of EBITDA	The definition of EBITDA will be modified in accordance with Exhibit A hereto.

Security Interest

Both the Term Loan and the Revolving Credit Facility will continue to be secured by a first priority perfected security interest on the Collateral of Borrower and its domestic Subsidiaries, consistent with the terms of the existing Credit Documents, subject to customary carve-outs for immaterial assets such as motor vehicles, etc.

Expenses:

The expenses of the Administrative Agent, whether incurred prior to or subsequent to closing, in investigation, preparation, negotiation, documentation, syndication, administration and collection will be for the account of the Borrower, including reasonable expenses of and fees for counsel for the Administrative Agent (who may or may not be employees of the Administrative Agent) and other advisors, auditors and professionals engaged by the Administrative Agent or its counsel (including, without limitation, FTI Consulting, Inc., provided, that absent the occurrence of an event of default, the Borrower shall not be responsible for any expenses of FTI Consulting, Inc. incurred post-close (other than such expenses, not to exceed $100,000 in the aggregate, incurred from and after the Closing Date through June 30, 2010), nor shall the Borrower be required to retain Alix Partners or any other consultant on a post-closing basis).